  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2002
                                                    REGISTRATION NO. 333-98817

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------
                            LIBERTY MEDIA CORPORATION
             (Exact name of Registrant as specified in its charter)

            Delaware                            4841                    84-1288730
  (State or other jurisdiction      (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)    Classification code number)     Identification No.)

       12300 Liberty Boulevard, Englewood, Colorado 80112, (720) 875-5400 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        Elizabeth M. Markowski, Esq.                        Copy To:
        Liberty Media Corporation                  Robert W. Murray Jr., Esq.
         12300 Liberty Boulevard                       Baker Botts L.L.P.
        Englewood, Colorado 80112                     30 Rockefeller Plaza
             (720) 875-5400                      New York, New York 10112-4998
 (Name, address, including zip code,                     (212) 408-2500
and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the later to occur of (1) the effective date hereof and (2) the expiration of a 30-day lock-up period which commenced upon the initial issuance of the shares being registered hereby (which is subject to extension, at the option of the Registrant, for up to an additional 30 days).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS



                          LIBERTY MEDIA CORPORATION

                               15,385,836 SHARES

                              SERIES A COMMON STOCK

                               ------------------

     This prospectus relates to 15,385,836 shares of our Series A common stock, par value $.01 per share, which may be sold by the selling stockholder named herein.

     The shares of Series A common stock offered hereby were initially sold by us in a private placement as part of the purchase price we paid for ordinary shares of OpenTV Corp., a British Virgin Islands corporation. We purchased these ordinary shares from the selling stockholder.

     The selling stockholder may offer and sell the shares of Series A common stock offered hereby directly to purchasers or through underwriters, brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. Shares of the Series A common stock may be sold in one or more transactions at fixed or negotiated prices or at prices based on prevailing market prices at the time of sale.

     We will not receive any of the proceeds from the sale of shares of Series A common stock by the selling stockholder. We are, however, responsible for expenses incident to the registration, under the Securities Act of 1933, of the offer and sale of the Series A common stock by the selling stockholders.

     Our Series A common stock is listed on the New York Stock Exchange under the symbol "L". On September 18, 2002, the closing sale price of our Series A common stock on the NYSE was $8.30 per share.

     INVESTING IN SERIES A COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

     Our principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112. Our main telephone number is (720) 875-5400.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus is September 19, 2002

                                TABLE OF CONTENTS

RISK FACTORS...................................................................1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................6
RECENT DEVELOPMENTS............................................................6
USE OF PROCEEDS................................................................6
SELLING STOCKHOLDER............................................................6
PLAN OF DISTRIBUTION...........................................................7
LEGAL MATTERS..................................................................9
EXPERTS........................................................................9
WHERE TO FIND MORE INFORMATION................................................10

                                  RISK FACTORS

     An investment in our Series A common stock involves risk. You should carefully consider the following factors, as well as the other information included in this prospectus and in the documents we have incorporated by reference before deciding to purchase shares of Series A common stock. Any of the following risks could have a material adverse effect on the value of our Series A common stock.

FACTORS RELATING TO LIBERTY

     WE DEPEND ON A LIMITED NUMBER OF POTENTIAL CUSTOMERS FOR CARRIAGE OF OUR PROGRAMMING SERVICES. The cable television and direct-to-home satellite industries are currently undergoing a period of consolidation. As a result, the number of potential buyers of our programming services and those of our business affiliates is decreasing. Until August of 2001, we were a subsidiary of AT&T Corp. AT&T's cable television subsidiaries and affiliates, which as a group comprise one of the two largest operators of cable television systems in the United States, are collectively the largest single customer of our programming companies. With respect to some of our programming services and those of our business affiliates, this is the case by a significant margin. The existing agreements between AT&T's cable television subsidiaries and affiliates and the program suppliers owned by or affiliated with us were entered into with Tele-Communications, Inc., prior to its merger with AT&T in March of 1999. We were a subsidiary of TCI at the time of that merger. There can be no assurance that our owned and affiliated program suppliers will be able to negotiate renewal agreements with AT&T's cable television subsidiaries and affiliates on commercially reasonable terms or at all. Although AT&T has agreed to extend any existing affiliation agreement of ours and our affiliates that expires on or before March 9, 2004 to a date not before March 9, 2009, that agreement is conditioned on mutual most favored nation terms being offered and the arrangements being consistent with industry practice. In addition, AT&T and Comcast Corporation have entered into an agreement to merge AT&T Broadband LLC, the holding company for AT&T's cable television business, with Comcast. The transaction recently received shareholder approval but remains subject to customary closing conditions, including the receipt of regulatory approvals. We cannot assure you as to what effect, if any, this merger will have on these programming arrangements.

     THE LIQUIDITY AND VALUE OF OUR INTERESTS IN OUR BUSINESS AFFILIATES MAY BE ADVERSELY AFFECTED BY STOCKHOLDERS AGREEMENTS AND SIMILAR AGREEMENTS TO WHICH WE ARE A PARTY. We own equity interests in a broad range of domestic and international video programming and communications businesses. A significant portion of the equity securities we own is held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and therefore the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests constituting equity securities to consent rights or rights of first refusal of the other stockholders or partners. In certain cases, a change in control of our company or of the subsidiary holding our equity interest will give rise to rights or remedies exercisable by other stockholders or partners, such as a right to initiate or require the initiation of buy/sell procedures. Some of our subsidiaries and business affiliates are parties to loan agreements that restrict changes in ownership of the borrower without the consent of the lenders. All of these provisions will restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based upon the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

     WE DO NOT HAVE THE RIGHT TO MANAGE OUR BUSINESS AFFILIATES, WHICH MEANS WE CANNOT CAUSE THOSE AFFILIATES TO OPERATE IN A MANNER THAT IS FAVORABLE TO US. We do not have the right to manage the businesses or affairs of any of our business affiliates in which we have less than a majority voting interest. Rather, our rights may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession of veto rights over significant or extraordinary actions. The scope of our veto rights varies from agreement to agreement. Although our board representation and veto rights may enable us to exercise influence over the management or policies of an affiliate and enable us to prevent the sale of assets by a business affiliate in which we own less than a majority voting interest or prevent it from paying dividends or making distributions to its stockholders or partners, they do not enable us to cause these actions to be taken.

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

     OUR BUSINESS IS SUBJECT TO RISKS OF ADVERSE GOVERNMENT REGULATION. Programming services, cable television systems, satellite carriers and television stations are subject to varying degrees of regulation in the United States by the Federal Communications Commission and other entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. In addition, substantially every foreign country in which we have, or may in the future make, an investment regulates, in varying degrees, the distribution and content of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that our business and the business of our affiliates will not be adversely affected by future legislation, new regulation or deregulation.

     WE MAY MAKE SIGNIFICANT CAPITAL CONTRIBUTIONS AND LOANS TO OUR SUBSIDIARIES AND BUSINESS AFFILIATES TO COVER OPERATING LOSSES AND FUND DEVELOPMENT AND GROWTH, WHICH COULD LIMIT THE AMOUNT OF CASH AVAILABLE TO PAY OUR OWN FINANCIAL OBLIGATIONS OR TO MAKE ACQUISITIONS OR INVESTMENTS. The development of video programming, communications and technology businesses involves substantial costs and capital expenditures. As a result, many of our business affiliates have incurred operating and net losses to date and are expected to continue to incur significant losses for the foreseeable future. Our results of operations include our, and our consolidated subsidiaries', share of the net losses of affiliates. Our net losses included $244 million for the first six months of 2002, $4,906 million for calendar year 2001 and $3,485 million for calendar year 2000 attributable to net losses of affiliates.

     We have assisted, and may in the future assist, our subsidiaries and business affiliates in their financing activities by guaranteeing bank and other financial obligations. At June 30, 2002, we had guaranteed various loans, notes payable, letters of credit and other obligations of certain of our subsidiaries and business affiliates totaling approximately $645 million.

     To the extent we make loans and capital contributions to our subsidiaries and business affiliates or we are required to expend cash due to a default by a subsidiary or business affiliate of any obligation we guarantee, there will be that much less cash available to us with which to pay our own financial obligations or make acquisitions or investments.

     IF WE FAIL TO MEET REQUIRED CAPITAL CALLS TO A SUBSIDIARY OR BUSINESS AFFILIATE, WE COULD BE FORCED TO SELL OUR INTEREST IN THAT COMPANY, OUR INTEREST IN THAT COMPANY COULD BE DILUTED OR WE COULD FORFEIT IMPORTANT RIGHTS. We are parties to stockholder and partnership agreements that provide for possible capital calls on stockholders and partners. Our failure to meet a capital call, or other commitment to provide capital or loans to a particular company, may have adverse consequences to us. These consequences may include, among others, the dilution of our equity interest in that company, the forfeiture of our right to vote or exercise other rights, the right of the other stockholders or partners to force us to sell our interest at less than fair value, the forced dissolution of the company to which we have made the commitment or, in some instances, a breach of contract action for damages against us. Our ability to meet capital calls or other capital or loan commitments is subject to our ability to access cash. See " -- We could be unable in the future to obtain cash in amounts sufficient to service our financial obligations" below.

     WE ARE SUBJECT TO THE RISK OF POSSIBLY BECOMING AN INVESTMENT COMPANY. Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

     To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our becoming an inadvertent investment company. If we were to become an inadvertent investment company, we would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause us to no longer be an investment company.

     If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the Securities and Exchange Commission, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

     WE COULD BE UNABLE IN THE FUTURE TO OBTAIN CASH IN AMOUNTS SUFFICIENT TO SERVICE OUR FINANCIAL OBLIGATIONS. Our ability to meet our financial obligations depends upon our ability to access cash. We are a holding company, and our sources of cash include our available cash balances, net cash from operating activities, dividends and interest from our investments, availability under credit facilities and proceeds from asset sales. We cannot assure you that we will maintain significant amounts of cash, cash equivalents or marketable securities in the future.

     We obtained from one of our subsidiaries net cash in the form of dividends in the amount of $23 million in calendar year 2001 and $5 million in calendar year 2000. We did not obtain any cash dividends from our subsidiaries in the first six months of 2002. The ability of our operating subsidiaries to pay dividends or to make other payments or advances to us depends on their individual operating results and any statutory, regulatory or contractual restrictions to which they may be or may become subject. Some of our subsidiaries are subject to loan agreements that restrict sales of assets and prohibit or limit the payment of dividends or the making of distributions, loans or advances to stockholders and partners.

     We generally do not receive cash, in the form of dividends, loans, advances or otherwise, from our business affiliates. In this regard, we do not have sufficient voting control over most of our business affiliates to cause those companies to pay dividends or make other payments or advances to their partners or stockholders, including us.

     WE HAVE ENTERED INTO BANK CREDIT AGREEMENTS THAT CONTAIN RESTRICTIONS ON HOW WE FINANCE OUR OPERATIONS AND OPERATE OUR BUSINESS, WHICH COULD IMPEDE OUR ABILITY TO ENGAGE IN TRANSACTIONS THAT WOULD BE BENEFICIAL TO US. We and our subsidiaries are subject to significant financial and operating restrictions contained in outstanding credit facilities. These restrictions will affect, and in some cases significantly limit or prohibit, among other things, our ability or the ability of our subsidiaries to:

     -    borrow more funds;

     -    pay dividends or make other distributions;

     -    make investments;

     -    engage in transactions with affiliates; or

     -    create liens.

     The restrictions contained in these credit agreements could have the following adverse effects on us, among others:

     -    we could be unable to obtain additional capital in the future to:

          - fund capital expenditures or acquisitions that could improve the value of our company;

          - permit us to meet our loan and capital commitments to our business affiliates;

          - allow us to help fund the operating losses or future development of our business affiliates; or

          -    allow us to conduct necessary corporate activities;

     - we could be unable to access the net cash of our subsidiaries to help meet our own financial obligations;

     - we could be unable to invest in companies in which we would otherwise invest; and

     - we could be unable to obtain lower borrowing costs that are available from secured lenders or engage in advantageous transactions that monetize our assets.

     In addition, some of the credit agreements to which our subsidiaries are parties require them to maintain financial ratios, including ratios of total debt to operating cash flow and operating cash flow to interest expense. If we or our subsidiaries fail to comply with the covenant restrictions contained in the credit agreements, that failure could result in a default that accelerates the maturity of the indebtedness under those agreements. Such a default could also result in indebtedness under other credit agreements and certain of our debt securities becoming due and payable due to the existence of cross-default or cross-acceleration provisions of our credit agreements and in the indentures governing such debt securities.

     THOSE OF OUR BUSINESS AFFILIATES THAT OPERATE OFFSHORE ARE SUBJECT TO NUMEROUS OPERATIONAL RISKS. A number of our business affiliates operate primarily in countries other than the United States. Their businesses are thus subject to the following inherent risks:

     -    fluctuations in currency exchange rates;

     - longer payment cycles for sales in foreign countries that may increase the uncertainty associated with recoverable accounts;

     -    difficulties in staffing and managing international operations; and

     - political unrest that may result in disruptions of services that are critical to their businesses.

     THE ECONOMIES IN MANY OF THE OPERATING REGIONS OF OUR INTERNATIONAL BUSINESS AFFILIATES HAVE RECENTLY EXPERIENCED RECESSIONARY CONDITIONS, WHICH HAS ADVERSELY AFFECTED THE FINANCIAL CONDITION OF THEIR BUSINESSES. The economies in many of the operating regions of our international business affiliates have recently experienced moderate to severe recessionary conditions, including Argentina, Chile, the United Kingdom, Germany and Japan, among others, which has strained consumer and corporate spending and financial systems and financial institutions in these areas. As a result, our affiliates have experienced a reduction in consumer spending and demand for services coupled with an increase in borrowing costs, which has, in some cases, caused our affiliates to default on their own indebtedness. We cannot assure you that these economies will recover in the future or that continued economic weakness will not lead to further reductions in consumer spending or demand for services. We also cannot assure you that our affiliates in these regions will be able to obtain sufficient capital or credit to fund their operations.

     YOU WILL HAVE NO RECOURSE AGAINST ONE OF THE EXPERTS NAMED IN THIS PROSPECTUS. Arthur Andersen LLP is unable to consent to the use of their independent auditors report with respect to (1) the consolidated financial statements as of December 31, 2001 and for the period from February 5, 2001 (inception) through December 31, 2001 of UnitedGlobalCom, Inc. and (2) the consolidated financial statements as of December 31, 2001 and 2000, and for the three-years then ended of UGC Holdings, Inc., which financial statements have been incorporated by reference into this prospectus. This means that Arthur Andersen is not reconfirming the continuing validity of its audit opinion on those financial statements. Although we have no reason to believe that those financial statements are incorrect, if they are incorrect and we are adversely affected as a result, you will not be able to recover any damages you may incur from Arthur Andersen.

     WE HAVE TAKEN SIGNIFICANT IMPAIRMENT CHARGES DUE TO OTHER THAN TEMPORARY DECLINES IN THE MARKET VALUE OF CERTAIN OF OUR AVAILABLE FOR SALE SECURITIES. We own equity interests in a significant number of publicly traded companies which we account for as available for sale securities. We are required by generally accepted accounting principles to determine, from time to time, whether a decline in the market value of any of those investments below our cost for that investment is other than temporary. If we determine that it is, we are required to write down our cost to a new cost basis, with the amount of the write-down accounted for as a realized loss in the determination of net income for the period in which the write-down occurs. We realized losses of $5,134 million, $4,101 million and $1,463 million for the six months ended June 30, 2002 and for the years ended December 31, 2001 and 2000, respectively, due to other than temporary declines in the fair value of certain of our available for sale securities, and we may be required to realize further losses of this nature in future periods. We consider a number of factors in determining the fair value of an investment and whether any decline in an investment is other than temporary. As our assessment fair value and any resulting impairment losses requires a high degree of judgment and includes significant estimates and assumptions, the actual amount we may eventually realize for an investment could differ materially from our assessment of the value of that investment made in an earlier period.

FACTORS RELATING TO THE SERIES A COMMON STOCK

     IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, EVEN IF DOING SO MAY BE BENEFICIAL TO OUR STOCKHOLDERS. Certain provisions of our restated certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions include the following:

     - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     - classifying our board of directors with staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

     -    limiting who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of the stockholders; and

     - establishing advance notice requirements for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     Section 203 of the Delaware General Corporation Law and any stock option plan relating to our common stock may also discourage, delay or prevent a change in control of our company even if such change of control would be in the best interests of our stockholders.

     OUR STOCK PRICE MAY DECLINE SIGNIFICANTLY BECAUSE OF STOCK MARKET FLUCTUATIONS THAT AFFECT THE PRICES OF THE PUBLIC COMPANIES IN WHICH WE HAVE OWNERSHIP INTERESTS. The stock market has recently experienced significant price and volume fluctuations that have affected the market prices of securities of media and other technology companies. We own equity interests in many media and technology companies. If market fluctuations cause the stock price of these companies to decline, our stock price may decline.

     OUR STOCK PRICE HAS DECLINED SIGNIFICANTLY OVER THE LAST YEAR. During the past year, the stock market has experienced significant price and volume fluctuations that have affected the market prices of our stock. In the future, our stock price may be materially affected by, among other things:

     - actual or anticipated fluctuations in our operating results or those of the companies in which we invest;

     - potential acquisition activity by our company or the companies in which we invest;

     - changes in financial estimates by securities analysts regarding our company or companies in which we invest;

     -    general market conditions; or

     - the final terms of our recently announced rights offering, including the number of shares offered and the price at which shares may be purchased pursuant to the rights.

     THE MARKET PRICE OF OUR SERIES A COMMON STOCK COULD BE ADVERSELY AFFECTED BY OUR RECENTLY ANNOUNCED RIGHTS OFFERING. We recently announced that we intend to effect a rights offering, in which holders of our Series A common stock and Series B common stock will receive transferable subscription rights which will entitle them to subscribe for additional shares of the same series of our common stock as they currently hold. The exact terms of the rights offering, including the subscription price and the record date of holders entitled to receive rights, have not yet been finalized. The aggregate subscription price, assuming the exercise of all rights, is currently contemplated to be $310,000,000. We cannot assure you that the rights offering will not adversely affect the trading price of the Series A common stock, or that once the subscription price is announced that the Series A common stock will not trade to or below that price.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including documents incorporated by reference herein, contains forward looking statements concerning future events that are subject to risks, uncertainties and assumptions. These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus and in our incorporated documents, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our subsidiaries and business affiliates, including, among other things, the following:

     -    general economic and business conditions and industry trends;

     -    the continued strength of the industries in which we are involved;

     -    uncertainties inherent in our proposed business strategies;

     - our future financial performance, including availability, terms and deployment of capital;

     -    availability of qualified personnel;

     - changes in, or our failure or inability to comply with, government regulations and adverse outcomes from regulatory proceedings;

     - changes in the nature of key strategic relationships with partners and business affiliates;

     -    rapid technological changes;

     - our inability to obtain regulatory or other necessary approvals of any strategic transactions;

     - social, political and economic situations in foreign countries where we do business; and

     - the final terms of our recently announced rights offering and the success of that offering.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the document in which they are included. In light of these risks, uncertainties and other assumptions, the events described in any forward-looking statement contained in this prospectus might not occur. We assume no responsibility for updating forward-looking statements contained in this prospectus.


                              RECENT DEVELOPMENTS

Pending Acquisition of Casema

     On July 31, 2002, we entered into a definitive agreement to acquire (1) all of the outstanding capital stock of Casema Holding B.V. from Dutchtone Group B.V., which is an 86% owned subsidiary of France Telecom, S.A., and (2) all of the intercompany indebtedness owed by Casema and its subsidiaries to France Telecom, for an aggregate purchase price of approximately E750 million, subject to certain adjustments. Casema is the third largest cable operator in the Netherlands by number of subscribers. If closed, the acquisition would add approximately 1.3 million cable subscribers to our European operations. We anticipate completing the acquisition of Casema by October 31, 2002, subject to customary closing conditions, including clearance from the Dutch regulatory authorities. Therefore, we cannot assure you that the closing will occur within this time frame or at all.

Acquisition of Wink Communications

     On August 22, 2002, we completed the acquisition by merger of Wink Communications, Inc. for total cash consideration of approximately $100 million. Through the merger, Wink became an indirect wholly owned subsidiary of our company, and each outstanding share of Wink common stock was converted into the right to receive $3.00 in cash, without interest. Wink provides mass-market interactive television solutions in North America. Wink's technology platform enables viewers to access program-related information (such as weather, sports updates, trivia and play-along games), to process transactions with advertisers and programmers (such as purchases) and to make requests of advertisers and programmers (such as requests for product samples), without interruption in their television viewing. Wink also collects, analyzes and routes viewer behavior and response data to advertisers and broadcasters, which assists them in evaluating the success and value of their television campaigns.

Acquisition of Controlling Ownership Interest in OpenTV

     On August 27, 2002, we completed a transaction with MIH Limited, pursuant to which we acquired MIH's indirect controlling ownership stake in OpenTV Corp. for approximately 15.4 million shares of our Series A common stock and approximately $46.2 million in cash. When combined with our prior shareholdings, this transaction increased our total economic interest in OpenTV to approximately 40% and our total voting interest to approximately 85%. OpenTV is one of the world's leading interactive television companies. OpenTV provides software, content and applications, and professional services that enable digital television network operators to deliver and manage interactive television services on cable, satellite and terrestrial platforms. OpenTV's middleware is deployed in more than 25 million digital set-top boxes worldwide.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of Series A common stock by the selling stockholder. We have filed the registration statement of which this prospectus is a part solely to satisfy our obligation to register the offer and sale of the Series A common stock pursuant to the terms of a stock purchase agreement we entered into with the selling stockholder.

                              SELLING STOCKHOLDER

     We issued and sold the Series A common stock being offered hereby in a private placement that was exempt from the registration requirements of the Securities Act. The selling stockholder listed below (including its permitted transferees, pledgees, donees or successors) may offer and sell pursuant to this prospectus any or all of the shares of Series A common stock owned by it and offered hereby in accordance with one or more of the methods of distribution described under the caption "Plan of Distribution."

     As further described under the heading "Recent Developments" above, on August 27, 2002 we sold 15,385,836 shares of our Series A common stock to OTV Holdings Limited, the selling stockholder, pursuant to a stock purchase agreement, dated as of May 8, 2002, as amended as of August 27, 2002, among us, one of our wholly owned subsidiaries, MIH Limited and OTV Holdings Limited. Under the terms of the stock purchase agreement, we acquired all of the ordinary shares of OpenTV owned by OTV Holdings Limited. Pursuant to the terms of the stock purchase agreement, we have registered the offer and resale of the foregoing shares of Series A common stock.

     The following table sets forth information with respect to the selling stockholder and the number of shares of Series A common stock owned by it. The entire number of shares of Series A common stock owned by the selling stockholder named in the table may be sold pursuant to this prospectus. Because the selling stockholder may sell all or some of its shares of Series A common stock from time to time under this prospectus, no estimate can be given at this time as to the number of shares of Series A common stock that will be held by the selling stockholder following any sale of Series A common stock by it. Changes in the information concerning the selling stockholder will be set forth in supplements to this prospectus when and if necessary.

                                        NUMBER OF SHARES       PERCENTAGE OF
                                           OF SERIES A      OUTSTANDING SHARES
                                          COMMON STOCK          OF SERIES A
NAME                                    THAT MAY BE SOLD       COMMON STOCK
----                                    ----------------       ------------
OTV Holdings Limited .............        15,385,836                *

-----------------------
* Less than 1%.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from sales of Series A common stock by the selling stockholder. The Series A common stock may be sold from time to time after the expiration on September 26, 2002, of a 30-day lock-up period (which may be extended by us for up to an additional 30 days) and our decline or waiver of our right of first refusal as to those shares:

     -    directly by the selling stockholder to one or more purchasers;

     -    to or through underwriters, brokers or dealers;

     -    through agents on a best-efforts basis or otherwise; or

     -    through a combination of such methods of sale.


     If shares of Series A common stock are sold through underwriters, brokers, dealers or agents, the selling stockholder will be responsible for underwriting discounts or agent's commissions. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Series A common stock may be sold:

     - directly by the selling stockholder to one or more purchasers in one or more transactions at fixed or variable prices;

     - at prevailing market prices at the time of sale or at prices related to such prevailing prices;

     -    at varying prices determined at the time of sale; or

     -    at negotiated prices.

     The shares of Series A common stock offered hereby may be sold from time to time by, as applicable, the selling stockholder or, to the extent permitted, by pledgees, donees, transferees or other successors in interest. The shares may be disposed of from time to time in one or more transactions through any one or more of the following, as appropriate:

     - a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

     -    on the New York Stock Exchange;

     - in transactions otherwise than on the New York Stock Exchange or in the over-the-counter market;

     -    through the writing of put or call options on the securities;

     -    short sales of the securities and sales to cover the short sales;

     - the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interests therein;

     - the distribution of the securities by the selling stockholder to its partners, members or shareholders;

     - sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder or its successors in interest or from the purchasers of the shares for whom they may act as agent; and

     -    a combination of any of the above.

     In addition, the shares of Series A common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act of 1933, as amended, rather than under this prospectus.

     We cannot assure you that the selling stockholder will sell any or all of its shares under this prospectus or that the selling stockholder will not transfer, devise or gift its shares by other means not described in this prospectus.

      The selling stockholder may pledge or grant a security interest in some or all of the shares of Series A common stock owned by it, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of shares of Series A common stock or interests therein, and if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured party may, subject to our waiver of or failure to exercise our right of first refusal, from time to time, sell shares of the pledged Series A common stock pursuant to the registration statement of which this prospectus is a part. The selling stockholder may also transfer and donate shares of Series A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling stockholder for purposes of this prospectus. Underwriters, brokers, dealers and agents may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder and/or the purchaser of shares of Series A common stock for whom they may act as agent. The selling stockholder and any underwriters, dealers or agents that participate in the distribution of shares of Series A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares of Series A common stock by them and any discounts, commissions or concessions received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Our Series A common stock is listed on the NYSE under the symbol "L". On September 18, 2002, the closing sale price of our Series A common stock on the NYSE was $8.30 per share. At the time a particular offering or sale of Series A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate number of shares of Series A common stock offered or sold and the terms of the offering or sale, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. To comply with the securities laws of certain jurisdictions, if applicable, shares of Series A common stock can be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions shares of Series A common stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. One or more prospectus supplements and, if necessary, post - effective amendments to the registration statement of which this prospectus is a part, may be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of shares of Series A common stock pursuant to this prospectus.

     We are responsible for expenses incident to the registration under the Securities Act of 1933, as amended, of the offer and sale of shares of Series A common stock by the selling stockholder, subject to the limitations set forth in the stock purchase agreement to which we and the selling stockholder are party.

     We have agreed to indemnify the selling stockholder and any underwriters they may use against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Series A common stock offered by this prospectus will be passed upon for us by Baker Botts L.L.P., New York, New York, and for any underwriters, dealers or agents, by counsel named in the applicable prospectus supplement.

                                     EXPERTS

     The consolidated balance sheets of Liberty Media Corporation and subsidiaries ("New Liberty" or "Successor") as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive earnings, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 (Predecessor period) have been incorporated by reference herein in reliance upon the report, dated March 8, 2002, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The KPMG LLP report states that Liberty Media Corporation changed its method of accounting for derivative instruments and hedging activities in 2001.

     In addition, the KPMG LLP report contains an explanatory paragraph that states that, effective March 9, 1999, AT&T Corp., the former parent company of New Liberty, acquired Tele-Communications, Inc., the former parent company of Liberty Media Corporation, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different basis than that for the periods before the acquisition and, therefore, is not comparable.

     The consolidated balance sheets of Telewest Communications plc and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein in reliance upon the report, dated February 28, 2002, of KPMG Audit Plc, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Our Annual Report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this prospectus, includes the consolidated balance sheet of UnitedGlobalCom, Inc. (a Delaware corporation f/k/a New UnitedGlobalCom, Inc.) and subsidiaries as of December 31, 2001, and the related consolidated statements of operations and cash flows for the period from February 5, 2001 (inception) through December 31, 2001, and the consolidated balance sheets of UGC Holdings, Inc. (a Delaware corporation f/k/a UnitedGlobalCom, Inc.) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive (loss) income, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 2001 (which we refer to as the UGC Financial Statements). After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference in this prospectus of their report with respect to the UGC Financial Statements, and we have dispensed with the requirement under Section 7 of the Securities Act to file their consent as an exhibit to the registration statement of which this prospectus forms a part in reliance on Rule 437(a) promulgated under the Securities Act. Because we have been unable to obtain the consent of Arthur Andersen LLP to the incorporation by reference of their audit report, you will not be able to recover any damages you may incur from Arthur Andersen LLP under
Section 11 of the Securities Act in the event that the UGC Financial Statements contain any untrue statements of a material fact or omit to state a material fact required to be stated therein, in each case by virtue of their incorporation by reference herein.

                         WHERE TO FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about our company and the securities being offered hereby.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part of this document except for any information superseded by this document or any other document incorporated by reference into this document. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 2001 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

     - Quarterly Report on Form 10-Q for the three-month period ending March 31, 2002, filed on May 14, 2002.

     - Quarterly Report on Form 10-Q for the six-month period ending June 30, 2002, filed on August 14, 2002.

     -    Current Report on Form 8-K, filed on January 9, 2002.

     - Current Report on Form 8-K, filed on February 13, 2002, as amended by Current Report on Form 8-K/A, filed on April 15, 2002.

     -    Current Report on Form 8-K, filed on June 17, 2002.

     - The description of our capital stock contained in Annex A to our Form 8-A filed under the Securities Exchange Act of 1934 on July 24, 2001, and any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing or telephoning the office of:

                               Corporate Secretary
                            Liberty Media Corporation
                             12300 Liberty Boulevard
                            Englewood, Colorado 80112
                             Telephone: 877-772-1518

     Our annual, quarterly and special reports and other information are on file with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also inspect our filings at the regional office of the Securities and Exchange Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus.

     This prospectus incorporates by reference documents which include information concerning The News Corporation Limited, AOL Time Warner Inc., USA Interactive, Vivendi Universal, S.A., Sprint Corporation, Telewest Communications plc, Motorola Inc., IDT Corporation and UnitedGlobalCom, Inc., among other public companies. All of these companies file reports and other information with the Securities and Exchange Commission in accordance with the requirements of the Securities Act and the Securities Exchange Act. Information incorporated by reference into this prospectus concerning those companies has been derived from the reports and other information filed by them with the Securities and Exchange Commission. We had no part in the preparation of those reports and other information, nor are they incorporated by reference into this prospectus. You may read and copy any reports and other information filed by those companies with the Securities and Exchange Commission as set forth above.

     You should rely only on the information contained or incorporated by reference into this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND REGISTRATION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fees ....................................     $ 12,393
Transfer agent and registrar fees and expenses .......       25,000
Legal fees and expenses ..............................      100,000
Accounting fees and expenses .........................       10,000
Printing and engraving expenses ......................       25,000
Miscellaneous ........................................       25,000
                                                           --------
Total ................................................     $197,393
                                                           ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation, as amended (the "Liberty Charter"), of Liberty Media Corporation, a Delaware corporation ("Liberty"), provides as follows:

     1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty shall not be liable to Liberty or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty existing at the time of such repeal or modification.

     2. Indemnification.

     (a) Right to Indemnification. Liberty shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty or is or was serving at the request of Liberty as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Liberty Charter. Liberty shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty.

     (b) Prepayment of Expenses. Liberty shall pay the expenses (including attorneys' fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by Liberty, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Liberty Charter, Liberty's Bylaws, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

     (e) Other Indemnification. Liberty's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Liberty Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a complete list of Exhibits filed as part of this registration statement.

EXHIBIT NO.    DOCUMENT
-----------    --------
   4.1         Specimen certificate for shares of Series A common
               stock, par value $.01 per share, of the Registrant
               (incorporated by reference to Exhibit 4.1 to the
               Registration Statement on Form S-1 of Liberty Media
               Corporation (File No. 333-55998) as filed on February
               21, 2001).

   4.2         Stock Purchase Agreement, dated as of May 8, 2002, among
               Liberty Media Corporation, LDIG OTV, Inc., MIH Limited and OTV Holdings Limited (incorporated by reference to Exhibit 7(b) to the Statement of Liberty Media
               Corporation in respect of OpenTV Corp. on Schedule 13D as filed on July 22, 2002).+


   4.3         Amendment to Stock Purchase Agreement, dated as of
               August 27, 2002, among Liberty Media Corporation, LDIG
               OTV, Inc., MIH Limited and OTV Holdings Limited.+,++


EXHIBIT NO.    DOCUMENT
-----------    --------
   5.1         Opinion of Baker Botts L.L.P., with respect to the
               validity of the shares of Series A common stock being
               registered.

   23.1        Consent of KPMG LLP.++

   23.2        Consent of KPMG Audit Plc.++

   23.3        Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

   24.1        Power of Attorney.++

-----------------------------------------------

 + Confidential treatment has been granted for this exhibit.

++ Previously filed.

     (b) Financial Statement Schedules. Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty pursuant to the foregoing provisions, or otherwise, Liberty has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty of expenses incurred or paid by a director, officer or controlling person of Liberty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Liberty hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on September 19, 2002.

                                LIBERTY MEDIA CORPORATION

                                By:       /s/   ROBERT R. BENNETT
                                    --------------------------------------
                                    Name:  Robert R. Bennett
                                    Title: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


          NAME                                TITLE                        DATE
          ----                                -----                        ----
           *                 Chairman of the Board and Director     September 19, 2002
-------------------------
       John. C. Malone

           *                 President, Chief Executive Officer     September 19, 2002
-------------------------    (Principal Executive Officer) and
    Robert R. Bennett        Director


           *                Executive Vice President, Chief         September 19, 2002
-------------------------    Operating Officer and Director
      Gary S. Howard

           *                Senior Vice President and Treasurer     September 19, 2002
-------------------------    (Principal Financial Officer)
    David J.A. Flowers

           *                Senior Vice President and Controller    September 19, 2002
-------------------------    (Principal Accounting Officer)
   Christopher W. Shean

           *                Director                                September 19, 2002
-------------------------
     Donne F. Fisher

           *                Director                                September 19, 2002
-------------------------
      Paul A. Gould

           *                Director                                September 19, 2002
-------------------------
      Jerome H. Kern

           *                Director                                September 19, 2002
-------------------------
     Larry E. Romrell

           *                Director                                September 19, 2002
-------------------------
     David E. Rapley

By: /s/ Robert W. Murray, Jr.
-----------------------------
Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NO.   DOCUMENT
     4.1      Specimen certificate for shares of Series A common stock, par value $.01 per share, of the Registrant (incorporated by
              reference to Exhibit 4.1 to the Registration Statement on Form
              S-1 of Liberty Media Corporation (File No. 333-55998) as filed on February 21, 2001).

     4.2      Stock Purchase Agreement, dated as of May 8, 2002, among Liberty
              Media Corporation, LDIG OTV, Inc., MIH Limited and OTV
              Holdings Limited (incorporated by reference to Exhibit 7(b) to the Statement of Liberty Media Corporation in respect of OpenTV Corp. on Schedule 13D as filed on July 22, 2002).+

     4.3      Amendment to Stock Purchase Agreement, dated as of August 27,
              2002, among Liberty Media Corporation, LDIG OTV, Inc., MIH
              Limited and OTV Holdings Limited.+,++

     5.1 Opinion of Baker Botts L.L.P., with respect to the validity of the shares of Series A common stock being registered.

     23.1     Consent of KPMG LLP.++

     23.2     Consent of KPMG Audit Plc.++

     23.3     Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

     24.1     Power of Attorney.++

-----------------------------------------------

 + Confidential treatment has been granted for this exhibit.

++ Previously filed.